-
                                                                  Rule 424(b)(3)
                                            File Nos. 333-55536 and 333-55536-01


PRICING SUPPLEMENT NO. 6 DATED MAY 17, 2001
(To Prospectus Dated March 13, 2001, as Supplemented March 15, 2001)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series J
                   Due Nine Months or More From Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                               Floating Rate Notes


Trade Date:                May 17, 2001                       Book Entry:    |X|
Public Offering Price:     100%                               Certificated:  |_|
Agent Discount:            .250%     Principal Amount:              $300,000,000
Purchase Price:            99.750%                 Proceeds, before expenses, to
     Original Issue Date: May 22, 2001 Countrywide Home Loans: $299,250,000 Stated Maturity Date: May 22, 2003 CUSIP: 22237LKV3
Minimum Denomination:      $1,000
Specified Currency:        U.S. Dollars
Interest Rate Basis:       LIBOR (Telerate Page 3750)
     Index Maturity: 3 months Maximum Interest Rate: N/A
     Initial Interest Rate: 4.455% Minimum Interest Rate: N/A
     Interest  Reset Dates:  Each  February 22, May 22, August  Interest  Factor
Convention: N/A
                           22 and November 22
                                            Spread (plus or minus):    plus .40%
                                      Spread Multiplier:                     N/A
     Interest Payment Dates: Each February 22, May 22, August Calculation Agent:
The Bank of New York
                           22 and November 22, commencing
                           August 22, 2001


Record Date:               February 1, May 1, August 1 and
                           November 1

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph: |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity. |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.

         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of November 30, 2000, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $19,647,000 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home Loans had $9,968,722,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.


                                  Lead Managers
                            JPMORGAN LEHMAN BROTHERS
                       COUNTRYWIDE SECURITIES CORPORATION

                                   Co-Managers
DEUTSCHE BANC ALEX. BROWN                           FIRST UNION SECURITIES, INC.

                                  UNDERWRITING

     Subject to the terms of a Terms Agreement, dated May 17, 2001, among Countrywide Home Loans, Countrywide Credit Industries,
     J.P. Morgan Securities Inc., Lehman Brothers Inc., Countrywide Securities Corporation, Deutsche Banc Alex. Brown Inc. and First Union
     Securities, Inc. (collectively, the "Agents"), Countrywide Home Loans has agreed to sell to the Agents, and the Agents have agreed severally to purchase, the principal amounts of Notes set forth opposite their names below:

                                                                Principal Amount
                  Agents                                            of the Notes

         J.P. Morgan Securities Inc.                                 $94,500,000
         Lehman Brothers Inc.                                         94,500,000
         Deutsche Banc Alex. Brown Inc.                               45,000,000
         First Union Securities, Inc.                                 45,000,000
         Countrywide Securities Corporation                           21,000,000
                                                                    $300,000,000


================================================================================
         Under the terms and conditions of the Terms Agreement, the Agents are committed to take and pay for all of the Notes, if any are taken.

         The Agents propose to offer the Notes initially at the public offering price set forth on the cover page of this Pricing Supplement and to certain dealers at such price less a concession not in excess of .150% of the principal amount of the Notes. The Agents may allow, and the dealers may reallow, a discount not in excess of .125% of the principal amount of the Notes on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agents.

         The Notes are a new issue of securities with no established trading market. Countrywide Home Loans has been advised by the Agents that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

         Countrywide Home Loans has agreed to indemnify the Agents against certain liabilities under the Securities Act of 1933, as amended, as described in the accompanying Prospectus Supplement.

                                                          ------------------


     You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Home Loans, Inc. and Countrywide Credit Industries, Inc. have not, and the Agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Credit Industries, Inc. are not,
     and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Credit Industries, Inc. may have changed since that date.